[Euronet Worldwide]                                    N e w s   R e l e a s e
   Corporate Headquarters

4601 College Boulevard     For Immediate Release       Date:   December  1, 2004
Suite 300                  Media Contact: Misti Garffie  1-913-327-4257
Leawood,Kansas, 66211 USA                 mgarffie@euronetworldwide.com
                           Investor Relations: IR Dept.  1-913-327-4200
                                               investor@euronetworldwide.com

            Euronet Worldwide Announces Pricing of Convertible Senior
                               Debentures Offering

LEAWOOD, KANSAS-December 9, 2004-Euronet Worldwide, Inc. (Nasdaq: EEFT), announced today the pricing of $125 million aggregate principal amount of its Convertible Senior Debentures due 2024 reflecting an increase in the aggregate offering size by $25 million. The debentures are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, Euronet granted the initial purchaser an option to purchase up to an additional $15 million aggregate principal amount of the debentures. The private placement is expected to close on December 15, 2004.

The debentures will be senior unsecured obligations of Euronet and will be convertible, under certain circumstances, into common stock of Euronet, at an initial conversion rate of 29.7392 shares per $1,000 principal amount of debentures, subject to adjustment. Interest on the debentures will be payable in cash at a rate of 1.625 percent per annum. The debentures may be redeemed by Euronet on or after December 20, 2009. Holders of debentures may on specified dates and upon the occurrence of certain circumstances, have the right to require Euronet to repurchase some or all of their debentures. The debentures will mature on December 15, 2024.

Euronet   intends  to  use  the  net  proceeds   from  this  offering  to  repay
approximately $54.3 million of its outstanding debt and to use the remainder for general corporate purposes, which may include share repurchases.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Such forward-looking statements include the expectations, plans or prospects for Euronet, including whether or not Euronet will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering and the anticipated use of proceeds of the offering. The statements made by Euronet are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Euronet's control and the risk factors and other cautionary statements discussed in Euronet's filings with the U.S. Securities and Exchange Commission. Euronet does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

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